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                                                                     EXHIBIT 3.3

                            ARTICLES OF INCORPORATION

                                       OF

                         ADULT SERVICES UNLIMITED, INC.

                  In compliance with the requirements of section 204 of the Business Corporation Law Act of May 5, 1933 (P. L. 364) (15 P. S. Section 1204) the undersigned, desiring to be incorporated as a business corporation, hereby certifies (certify) that:

                  1. The name of the Corporation is: ADULT SERVICES UNLIMITED, INC.

                  2. The location and post office address of the initial registered office of the corporation in this Commonwealth is: 24 Laurelwood Drive, Laflin, Pennsylvania 18702.

                  3. The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

                  The corporation shall have the unlimited power to engage in and do any lawful act concerning any and all business for which corporations may be incorporated under the Business Corporation Law of Pennsylvania, approved May 5, 1933, P. L. 364, as amended.

                  4. The term for which the corporation is to exist is:
Perpetual

                  5. The aggregate number of shares which the corporation shall have authority to issue is: 100,000 at $10.00 par value

                  6. The names and post office addresses of each of the incorporators and the number and class of shares subscribed by such incorporators are:

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NAME                                                ADDRESS                                 NUMBER AND
                                       (including street and number if any)              CLASS OF SHARES

Diane Bartoli                           24 Laurelwood Drive, Laflin, PA                     50 - Common
Bernard Bartoli                         24 Laurelwood Drive, Laflin, PA                     50 - Common

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